Exhibit 99.1
Permian Basin Royalty Trust
News Release
PERMIAN BASIN ROYALTY TRUST
ANNOUNCES OCTOBER CASH DISTRIBUTION
     DALLAS, Texas, October 20, 2006 – Bank of America, N.A., as Trustee of the Permian Basin Royalty Trust (NYSE – PBT), today declared a cash distribution to the holders of its units of beneficial interest of $.110204 per unit, payable on November 14, 2006, to unit holders of record on October 31, 2006.
     This month’s distribution decreased from the previous month due primarily to decreased gas production in both the Waddell Ranch and the Texas Royalty Properties, lower oil prices, and an increase in capital costs. This would primarily reflect production for the month of August. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.
     Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 55,817 bbls and 220,460 mcf. The average price for oil was $66.71 per bbl and for gas was $7.70 per mcf. Capital expenditures were approximately $1,982,499. As of September 30, approximately 66% of the 2006 capital expenditures budget has been expended. It is anticipated the remaining capital expenditures will be fully met for the rest of the year.
     The numbers provided reflect what was net to the Trust.

	Net to Trust Sales
	Volumes		Average Price
	Oil	Gas (Mcf)	Oil	Gas
	(Bbls)		(per Bbl)	(per Mcf)
Current Month	55,817	220,460	$66.71	$7.70

Prior Month	67,548	308,868	$68.05	$7.73
For additional information, including the latest financial reports on Permian Basin Royalty Trust, please visit our website at http://www.pbt-permianbasintrust.com/.
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Contact:	Ron E. Hooper Senior Vice President Bank of America, N.A. Toll Free – 877 .228.5085